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                                                                    EXHIBIT 99.2




                       CREDIT MANAGEMENT SOLUTIONS, INC.
                        NOTICE OF GRANT OF STOCK OPTION


                 Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of Credit Management Solutions, Inc. (the "Corporation"):

                 Optionee:_____________________________________________________
                 Grant Date:___________________________________________________
                 Vesting Commencement Date:____________________________________
                 Exercise Price:  $__________________________________ per share
                 Number of Option Shares:_______________________________ shares
                 Expiration Date:______________________________________________
                 Type of Option:    ______  Incentive Stock Option
                                    ______  Non-Statutory Stock Option

                 Exercise Schedule: The Option shall become exercisable with respect to the Option Shares in five (5) successive equal annual installments upon Optionee's completion of each year of Service over the five (5) year period measured from the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares after Optionee's cessation of Service.

                 Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Credit Management Solutions, Inc. 1997 Stock Incentive Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement and any Addenda to such Stock Option Agreement attached hereto as Exhibit A. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation's principal offices.

                 No Employment or Service Contract. Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.
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                 Definitions.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.



DATED: _________________, 199 ___


                                       CREDIT MANAGEMENT SOLUTIONS, INC.

                                       By:    _________________________________

                                       Title: _________________________________



                                       ________________________________________
                                       OPTIONEE

                                       Address: _______________________________

                                        _______________________________________






ATTACHMENTS
EXHIBIT A - STOCK OPTION AGREEMENT AND ADDENDA





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                                   EXHIBIT A

                             STOCK OPTION AGREEMENT